EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770


               NETWORK-1 ENTERS INTO NEW AGREEMENT WITH MICROSEMI

                MICROSEMI AGREES TO LICENSE THE '930 PATENT UNDER
                         A NEW SPECIAL LICENSING PROGRAM

NEW YORK, NY -JUNE 19, 2008 -- Network-1 Security Solutions, Inc. (OTC BB: NSSI) today announced the it entered into an agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (previously PowerDsine Ltd), a subsidiary of Microsemi Corporation (Nasdaq: MSCC) a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amends the prior Settlement Agreement entered into between the parties in November 2005.

     Under the new agreement, on June 25, 2008 Network-1 will commence an industry-wide Special Licensing Program for U.S Patent No. 6,218,930 (the "Remote Power Patent") owned by Network-1 to vendors of PoE equipment. The Special Licensing Program is of limited duration (through December 31, 2008) and is being implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to Network-1's standard licensing terms and conditions for the '930 Patent to PoE vendors who are "early adopters" and enter into license agreements without delay to avoid litigation and higher royalties. The new agreement enables Microsemi to assist in its customer's evaluation of the Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to the Special Licensing Program, an activity that was previously prohibited by the 2005 Settlement Agreement with PowerDsine.

     The new agreement also provides that Microsemi will, by August 15, 2008, enter into a license agreement under the Special Licensing Program for certain Midspan PoE products. Microsemi designs, develops and supplies PoE Midspans, systems, integrated circuits and modules that enable the implementation of power over Ethernet in local area networks and provide the capability to deliver and manage electrical power over existing data network cables.

     "As has always been our goal, we are committed to simplifying the licensing of this critical technology in order to further accelerate the growth of PoE," said Corey Horowitz, Chairman and CEO of Network-1. "At the same time, we are providing vendors of PoE network equipment, including the major data networking equipment manufacturers against which we initiated patent litigation in February 2008, a new limited window to take advantage of very attractive licensing terms versus our standard rates and the higher rates that would result from unnecessary delay and wasteful litigation."

     On February 11, 2008, Network-1 announced it had initiated patent litigation against several major data networking equipment manufacturers in the U.S. District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent. Named as defendants in the lawsuit were Cisco Systems, Inc., Cisco-Linksys, LLC, Enterasys Networks, Inc., 3Com Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., NETGEAR, Inc., and Adtran, Inc. . The Special Licensing Program will be available to all vendors of PoE equipment including those companies that are defendants in the recent patent litigation filed by Network-1 in the U.S. District Court for the Eastern District of Texas and who enter into a license agreement with Network-1 within 120 days of a scheduling order being entered in the case.

     By taking advantage of PoE technology, companies can deploy next generation solutions such as Voice over IP and Wireless LAN's without having to run separate power cables. PoE technology provides numerous benefits including significant deployment savings and increased service reliability through centralized backup power. These benefits have caused industry analysts to identify PoE as a "must have" technology and vendors have responded with a wealth of new products offerings.

     Indeed, industry analysts expect PoE to become a defacto technology embedded in LAN Ethernet switches that power devices such as wireless access points, VOIP telephones, and network cameras, among others. Industry analysts estimate that in 2007 fully 20% of all Ethernet switch ports were PoE enabled and between 90 and 95% of IP Phones and Wireless Access Points were also so enabled.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 21, 2001 and expires on March 11, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2007 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.


INVESTOR CONTACT:
Harriet Fried / Jody Burfening
Lippert/Heilshorn & Associates
212-838-3777
HFried@lhaicom